Exhibit 99.1

Contact: Stephen Gibson Tel: 703/647-8700 E-mail: sgibson@allbrittontv.com	FOR IMMEDIATE RELEASE April 30, 2010

ALLBRITTON COMMUNICATIONS COMPANY

ANNOUNCES CLOSING OF ITS PRIVATE OFFERING,

EARLY TENDER RESULTS AND REDEMPTION OF 2012 NOTES

Arlington, VA, April 30, 2010 –

Closing of $455 Million Offering of 8% Senior Notes Due 2018

Allbritton Communications Company (the “Company”) today announced that it has closed its previously announced private placement offering of $455 million aggregate principal amount of 8% Senior Notes due May 15, 2018 (the “2018 Notes”). The net proceeds from the offering will be used to purchase or redeem the Company’s outstanding 7 3/4% Senior Subordinated Notes due 2012 (the “2012 Notes”).

The 2018 Notes were offered and sold inside the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The 2018 Notes have not been registered under the Securities Act or any state securities or blue sky laws and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws. This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Early Tender Results for the Company’s 7 3/4% Senior Subordinated Notes due 2012

The Company has received and accepted for purchase approximately $405.4 million aggregate principal amount of the 2012 Notes (the “Early Tender Notes”), which were validly tendered and not withdrawn by 5:00 p.m., New York City time, on April 29, 2010 (the “Early Tender Date”).

In accordance with the terms of the Offer to Purchase dated April 16, 2010 (the “Offer to Purchase”), on April 30, 2010, the Company will pay the total consideration of $1,015.42 per $1,000 aggregate principal amount of the Early Tender Notes to the holders thereof. Holders of 2012 Notes that have not been tendered may still tender their 2012 Notes in the tender offer until 12:00 a.m., New York City time, on May 13, 2010 (the “Expiration Date”). As set forth in the Offer to Purchase, holders who validly tender their 2012 Notes after the Early Tender Date and on or prior to the Expiration Date are entitled to receive $985.42 per $1,000 aggregate principal amount of 2012 Notes validly tendered, which represents the total consideration less the early tender payment. The purchase of the 2012 Notes and payment of accrued interest thereon will be funded from the net proceeds of the 2018 Notes.

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Redemption of the Company’s 7 3/4% Senior Subordinated Notes due 2012

The Company also announced today that it has called its remaining outstanding 2012 Notes pursuant to the terms of the indenture governing the 2012 Notes for redemption. The 2012 Notes will be redeemed for cash on June 1, 2010 (the “Redemption Date”) to the extent that such 2012 Notes are not validly tendered prior to such date in accordance with the Offer to Purchase. The 2012 Notes outstanding on the Redemption Date will be redeemed at the redemption price of $1,012.92 per $1,000 aggregate principal amount of 2012 Notes, which includes the associated optional redemption premium, plus accrued interest thereon. The redemption of the 2012 Notes and payment of accrued interest thereon will be funded from the net proceeds of the 2018 Notes, borrowings under the Company’s senior credit facility and cash on hand.

On and after the Redemption Date, the 2012 Notes will no longer be outstanding, interest will cease to accrue thereon and all rights of the holders of the 2012 Notes will cease, except for the right to receive the redemption price without additional interest thereon.

The Company

The Company owns and operates, itself or through affiliates, the ABC network television stations in Washington, DC (WJLA), Harrisburg, PA (WHTM), Roanoke-Lynchburg, VA (WSET), Birmingham-Tuscaloosa-Anniston, AL (WCFT/WJSU), Little Rock, AR (KATV), and Tulsa, OK (KTUL). In addition, the Company operates the 24-hour local cable news channel in Washington, DC, NewsChannel 8.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein are forward-looking statements. Forward-looking statements reflect current expectations and projections about future events, and thus involve uncertainty and risk. It is possible that future events may differ from expectations due to a variety of risks and other factors such as those described in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009, as updated by subsequent Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. It is not possible to foresee or identify all such factors. Any forward-looking statements in this press release are based on certain assumptions and analyses made in light of the Company’s experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. The Company does not intend to update any particular forward-looking statements contained in this press release.

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